F O R M  4                U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if                       OMB APPROVAL
     no longer subject                       OMB Number                3235-0287
     to Section 16                           Expires:         September 30, 1998
                                             Estimated ave. burden
                                             hours per response _____        0.5

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act 1940
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1.Name and Address of    2.Issuer Name and Ticker    6.Relationship of Reporting
  Reporting Person*        or Trading Symbol           Person to Issuer (check
                                                       all Applicable)
                          BeautiControl Cosmetics
                          Inc. (BUTI)

Jim Sowell Construction Co., Inc.                                       09/2000              Director      x  10% Owner
---------------------------------------  -----------------------    -----------------   ---               ---
     (Last)                (First)  (MI)    3.IRS or Soc.Sec.No.       4.Statement for      Officer           Other
                                              of Reporting Person        Month/Year     ---               ---
                                              (Voluntary)                              (give title below) (specify below)


300 Thanksgiving Tower, 1601 Elm
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     (Street)                                                        5. If Amendment,
                                                                        Date of Original      7.Individual or Joint/Group
                                                                        (Month/Year)            Filing (Check Applicable
Dallas                   TX             75201                                                   Line)
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     (City)                (State)          (Zip)
                                                                                                  Form filed by One
                                                                                              --- Reporting Person

                                                                                               X  Form filed by More
                                                                                              --- than One Reporting Person


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Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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1. Title of Security                        2. Transaction             3. Transaction       4. Security Acquired (A)
     (Inst.3)                                  Date                       Code                 or Disposed of (D)
                                               (Month/                    (Instr.8)            (Inst.3, 4 & 5)
                                               Day/Yr)                ---------------------------------------------------
                                                                                                           (A)
                                                                         Code    V            Amount       (D)  Price

Common Stock                                09/14/00                      S                   72,000       D    $6.8438
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5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
    Beneficially Owned at                       Direct (D) or                               Beneficial Ownership
    at End of Month                             Indirect (I)                                (Inst. 4)
    (Inst. 3 & 4)

    1,548,033                                     D
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Reminder: Report on a separate line for each class securities owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).


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             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
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1. Title of                                   2. Conversion            3. Transaction            4. Transaction
   Derivative                                    or Exercise              Date (Month              Code
   Security                                      Price of                 (Day/Year)               (Instr. 8)
   (Instr.3)                                     Derivative
                                                 Security                                           Code   V


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5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Mon./Day/Year)                      (Inst. 3 & 4)
     (Instr. 3, 4 & 5)

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       (A)             (D)                  Date          Expiration                 Title        Amount or number
                                            Exercisable   Date                                    of Shares


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8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Month (Instr. 4)                        Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)


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Explanation of Responses:

(1)  Establishment of a put equivalent position.



                                                                                /s/ Keith Martin               10/5/00
**Intentional misstatements or omissions of facts constitute Federal            ------------------------------------------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  **Signature of Reporting Person  Date
                                                                                    KEITH MARTIN, EXECUTIVE VICE PRESIDENT
                                                                                    JIM SOWELL CONSTRUCTION CO., INC.

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                             Joint Filer Information


Name:                      James E. Sowell

Address:                   300 Thanksgiving Tower
                           1601 Elm Street

Designated Filer:          Jim Sowell Construction Co., Inc.

Issuer & Ticker Symbol:    BeautiControl Cosmetics, Inc. (BUTI)

Date of Event
    Requiring Statement: 9/14/00
    Nature of Beneficial Ownership:  I - by Corporation and by Spouse

Signature:  /s/ James E.  Sowell
          ------------------------------------------

                             Joint Filer Information


Name:             Elizabeth S. Sowell

Address:          300 Thanksgiving Tower
                  1601 Elm Street

Designated Filer: Jim Sowell Construction Co., Inc.

Issuer & Ticker Symbol:    BeautiControl Cosmetics, Inc. (BUTI)

Date of Event
         Requiring Statement:       9/14/00
         Nature of Beneficial Ownership:  I - by Corporation and by Spouse

Signature:   /s/ Elizabeth F. Sowell
          --------------------------------------